UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT

PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

BIOFRONTERA INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BIOFRONTERA INC.

SUPPLEMENTAL MATERIAL TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 12, 2022

This proxy statement supplement, dated November 21, 2022, supplements the definitive proxy statement on Schedule 14A (together with subsequent supplements, the “Proxy Statement”) of Biofrontera Inc. (“we”, “our” or the “Company”) that was filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2022, relating to the Company’s 2022 annual meeting of stockholders to be held on December 12, 2022 (the “2022 Annual Meeting”). Except as specifically supplemented by the information contained in this proxy statement supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Engagement of Proxy Solicitor

Subsequent to the filing of the Proxy Statement, on November 17, 2022, we engaged Alliance Advisors, LLC (“Alliance”), to assist in the solicitation of proxies, including proxy process-related advice and informational support, for a services fee and the reimbursement of customary disbursements, which depending on the extent of services provided could be up to $100,000 in total. The costs of soliciting votes in connection with the Proxy Statement have been, or will be, paid by the Company.

If stockholders need assistance with casting or changing their vote, or would like more information about the 2022 Annual Meeting agenda, they should contact Alliance. Contact information will be provided separately.

Stockholder Proposals for 2023 Annual Meeting

The submission deadline for shareholder proposals to be included in our proxy materials for the 2023 annual meeting pursuant to Rule 14a-8 under the Exchange Act is July 11, 2023, except as may otherwise be provided in Rule 14a-8 under the Exchange Act. All such proposals must be received by our Secretary at our principal executive offices at the address set forth in the Proxy Statement by the required deadline to be considered for inclusion in the Company’s 2023 proxy materials.

Important Information

The Company has filed the Proxy Statement with the SEC and has furnished to its stockholders the Proxy Statement in connection with the solicitation of proxies for the 2022 Annual Meeting. The Company advises its stockholders to read the Proxy Statement relating to the 2022 Annual Meeting, as amended and supplemented by this supplement, because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.